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                                                                    EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of 2,943,820 shares of Class A Common Stock of our report dated January 28, 2000 relating to the financial statements of Oxford Tax Exempt Fund II Limited Partnership included in the Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in Amendment No. 1 to AIMCO's Current Report on Form 8-K/A dated September 20, 2000. We also consent to the references to us under the headings "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Washington DC
December 20, 2000